Exhibit 8.1

[Goodwin Procter Letterhead]

March 30, 2005

Dov Pharmaceutical, Inc.
Continental Plaza
433 Hackensack Avenue
Hakensack, New Jersey 07601

Re:	Certain Federal Income Tax Matters

Ladies and Gentlemen:

This opinion is furnished in connection with the registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (“the Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $80,000,000 aggregate principal amount of 2.50% Convertible Subordinated Debentures due 2025 (the “Debentures”) of DOV Pharmaceutical, Inc., a Delaware corporation (the “Company”), and shares of common stock, par value $0.0001 per share (the “Shares”), issuable upon conversion of the Debentures. The Debentures and the Shares are being registered on behalf of the holders of the Debentures.

We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. In connection with rendering this opinion, we have examined and relied upon the information set forth in the Registration Statement; the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended; the Amended and Restated By-Laws of the Company, as amended; such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion; and statements and other information of the Company or representatives or officers thereof. Unless facts material to the opinion expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the Registration Statement and other information provided by the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of such copies.

On the basis of the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that the statements in the Registration Statement under the caption “Certain United States Federal Income Tax Considerations,” insofar as such statements constitute a summary of the United States federal income tax laws referred to therein, accurately summarize in all material respects the United States federal income tax laws referred to therein.

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We express no opinion other than the opinions expressly set forth herein. You should recognize that our opinions are not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinions contained herein. Although we believe that our opinions will be sustained if challenged, there can be no assurance that this will be the case.

This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or review our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

This opinion is delivered to you solely for use in connection with this Registration Statement. This letter is not to be relied upon by any other person or used for any other purpose without our express written permission. In addition, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP